Exhibit 4.22

Amendment No. 22
to
Gilat Satellite Networks Ltd. 2008 Share Incentive Plan
(the “Plan”)
Dated December 23, 2024

The terms of the Plan are hereby revised as follows:

“Subject to the provisions of Section 6(b), the maximum number of Ordinary Shares that may be issued under the Plan is 12,047,611 in a fungible pool of Ordinary Shares”.

All other terms shall remain unchanged.